Exhibit 10.11

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is effective as of this 31st day of December 2025, by and among Rothe Enterprises, Inc., a Texas corporation (“Seller”) and QTS Rothe JV, LLC, a Texas limited liability company (“Purchaser”).

WHEREAS, Seller is a member and owner of forty-nine percent (49%) of the equity interests of Purchaser, which is a HUBZone certified joint venture under the United States Small Business Administration’s regulations between Seller and Qualified Technical Services, Inc., a Texas corporation;

WHEREAS, Seller and Purchaser are each HUBZone certified small businesses specializing in, among other things, the provision of professional services to federal agencies and prime contractors; and

WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Seller, certain of Seller’s assets, comprised of an OASIS+ contract, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1. ASSETS AND LIABILITIES.

Section 1.1 Acquired Assets. “Acquired Assets” shall mean all of Seller’s rights, title and interests in, to and under the assets set forth on Schedule 1.1. The contract listed on Schedule 1.1 shall be hereinafter referred to as the “Assumed Contract”, and for clarity are part of the Acquired Assets. The Acquired Assets are the only assets Purchaser is acquiring from Seller hereunder.

Section 1.2 Excluded Assets. “Excluded Assets” shall mean all assets of Seller (and rights, title and interests therein) that are not expressly purchased and acquired by Purchaser as Acquired Assets in accordance with the terms of this Agreement.

Section 1.3 Liabilities; Taxes.

(a) “Liabilities” shall mean debts, obligations, and liabilities of any kind, nature or description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown, matured or unmatured.

(b) “Taxes” shall mean any taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, use, transfer, payroll, workers’ compensation, severance, occupancy, property, sales, franchise, unemployment and withholding taxes, penalties and interest imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof.

Section 1.4 Assumed Liabilities. “Assumed Liabilities” shall mean: (a) any and all Liabilities arising out of the Acquired Assets attributable to the period after the Closing (as hereinafter defined); and (b) all Liabilities for Taxes with respect to the Acquired Assets arising and attributable to the period after the Closing.

Section 1.5 Excluded Liabilities. Seller shall retain and shall have responsibility for the Excluded Liabilities. “Excluded Liabilities” shall mean all Liabilities of Seller or the business of Seller (other than the Assumed Liabilities), regardless of when payable, including, without limitation:

(a) any Liabilities or obligation to pay a third party any costs, expenses, or other payable, except as expressly set forth in this Agreement;

(b) any Liabilities to the extent arising out of or related to any Excluded Asset;

(c) any Taxes which are required to be paid or remitted by Seller arising out of or relating to (i) the ownership or use of the assets held by the business of Seller or the operation of the business of Seller before the Closing Date (as hereinafter defined) or (ii) the transactions contemplated by this Agreement;

(d) any indebtedness of Seller;

(e) any Liabilities of Seller under this Agreement;

(f) any Liabilities arising out of or resulting from Seller’s breach or default under any agreement, certification, representation, or otherwise;

(g) all Liabilities incurred, accrued, or arising out of events that occurred prior to the Closing in connection with Seller’s conduct or operation of the business of Seller; and

(h) all Liabilities incurred, accrued, or arising out of events that occur following the Closing in connection with Seller’s conduct or operation of the business of Seller following the Closing.

SECTION 2. PURCHASE OF ASSETS AND CLOSING.

Section 2.1 Purchase; Assumption. On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 2.4 below), Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all of Seller’s right, title and interest in, to and under the Acquired Assets, free and clear of all Liens (as hereinafter defined). Effective as of and continuing after the Closing, Purchaser shall assume and pay, perform and discharge when due the Assumed Liabilities.

Section 2.2 Purchase Price. Subject to compliance with the terms and conditions of this Agreement and in consideration for the sale, conveyance, assignment, transfer and delivery of the Acquired Assets to Purchaser, Purchaser agrees to provide Seller the aggregate consideration of One Hundred Dollars ($100.00) (the “Purchase Price”).

Section 2.3 Closing Deliveries. At the Closing, (i) Seller and Purchaser shall execute and deliver that certain Bill of Sale, Assignment and Assumption Agreement, in the form attached hereto as Exhibit A (the “Bill of Sale/Assignment”), together with such other instruments of conveyance and documents as may be required or contemplated by this Agreement, to effectuate the sale, assignment, transfer, conveyance and delivery of the Acquired Assets and the assignment and assumption of the Assumed Liabilities; and (ii) Purchaser shall deliver the Purchase Price to Seller.

Section 2.4 Closing. The consummation of the transactions provided for in this Agreement (the “Closing”) shall take place remotely via the exchange of executed documents and other closing deliverables, concurrently with the execution and delivery by Seller and Purchaser of this Agreement and the Bill of Sale/Assignment or at such other time and place and on such other date as Seller and Purchaser shall agree, but shall be deemed effective as of 12:01 a.m. Eastern time on the Closing Date to the extent permitted by law. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

SECTION 3. RESERVED

SECTION 4. REPRESENTATIONS AND WARRANTIES.

Section 4.1 Representations and Warranties of Seller. Seller represents and warrants to Purchaser that, as of the Closing Date:

(a) Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Texas. Seller has all requisite corporate power and authority to enter into this Agreement and to perform Seller’s obligations hereunder and consummate the transactions contemplated hereby.

(b) This Agreement and all documents delivered by Seller hereunder have been duly executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to bankruptcy, insolvency and other similar laws relating to or affecting the enforceability of creditors’ rights generally, and to general principles of equity.

(c) The Assumed Contract is valid and binding obligations of Seller and, to Seller’s knowledge, the other parties thereto, in accordance with their terms. Seller is not in breach of the Assumed Contract, and to Seller’s knowledge, no event has occurred which is or which, following any grace period or required notice, would constitute a default under the terms or conditions of the Assumed Contract. Seller has not waived any rights under the Assumed Contract or assigned any funds thereunder.

(d) Seller has performed, and currently is performing, the Assumed Contract in compliance in all material respects with all terms of the Assumed Contract and all applicable laws. Seller has not received written notice (x) alleging any material violation of any applicable law or any term of the Assumed Contract or (y) inquiring about, investigating or requesting information regarding any actual or alleged violation of any applicable law or a material term of the Assumed Contract.

(e) Seller has good, valid, and marketable title to all of Acquired Assets owned by it, free and clear of any mortgage, lien, pledge, charge, security interest or other encumbrance (a “Lien”), and upon Seller’s delivery of its Acquired Assets to Purchaser at the Closing, Purchaser will have good, valid, and marketable title to all of the Acquired Assets, free and clear of any Liens other than those imposed by Purchaser.

(f) As of the Closing Date, there is no, and has been no, claim, litigation, arbitration, or proceeding pending, or to Seller’s knowledge, threatened in writing, before any court or administrative agency, nor any order, decree or judgment, in progress or pending or, to the knowledge of Seller, threatened against or relating to the Acquired Assets or which would be reasonably likely to adversely affect the validity or enforceability of this Agreement or the transactions contemplated hereby, or which will result in a Lien on its Acquired Assets.

(g) Except for the required consents and approvals set forth on Schedule 4.1(i), the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a default or an event that, with the giving of notice or lapse of time, or both, would constitute a default, breach or violation of the articles of organization or the operating agreement of Seller or of the Assumed Contract; (ii) an event that would permit any party to terminate the Assumed Contract or to accelerate the maturity of any indebtedness or other obligation of Seller to which any of the Acquired Assets is subject; or (iii) the creation or imposition of any Lien on any of the Acquired Assets.

Section 4.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that, as of the Closing Date:

(a) Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Texas. Purchaser has all requisite limited liability company power and authority to enter into this Agreement and to perform Purchaser’s obligations hereunder and consummate the transactions contemplated hereby.

(b) This Agreement and all documents delivered by Purchaser hereunder have been duly executed and delivered by Purchaser and constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to bankruptcy, insolvency and other similar laws relating to or affecting the enforceability of creditors’ rights generally, and to general principles of equity.

(c) There is no claim, litigation or proceeding pending, or to Purchaser’s knowledge, threatened before any court or administrative agency which would be reasonably likely to adversely affect the validity or enforceability of this Agreement or the transactions contemplated hereby.

(d) Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof, will conflict with or result in a breach or violation of, or default under, any of the terms, conditions or provisions of the articles of organization or the operating agreement of Purchaser or any judgment, order, injunction, decree, statute, rule or regulation applicable to Purchaser or would result in an event that would prohibit Purchaser from performing its obligations hereunder.

(e) Neither Purchaser nor, to Purchaser’s knowledge, any of Purchaser’s members, managers, officers or employees are suspended or debarred from doing business with a government agency.

SECTION 5. COVENANTS.

Section 5.1 General. In the event that at any time after the Closing Date any further action is reasonably necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request. Additionally, Seller agrees to make available upon Purchaser’s reasonable request any additional documentation and records in their possession or to which Seller has or is reasonably able to obtain access exclusively relating to the business of Seller prior to the Closing Date, including, without limitation, records and documentation necessary for Purchaser to respond fully to any request for information, investigation, or audit of any government agency.

Section 5.2 Post-Closing Covenants. Transfer of the Acquired Assets to Purchaser will occur in a manner which minimizes disruption to the Assumed Contract. Promptly after the Closing Date, Seller and Purchaser shall diligently and expeditiously pursue the novation (the “Novation”) of the Assumed Contract set forth on Schedule 5.2 (the “Novation Contract”) from Seller to Purchaser and the recognition of Purchaser as Seller’s successor in interest thereunder, pursuant to 48 C.F.R. § 42.1204 et seq., including, without limitation, obtaining a fully-executed novation agreement by and among Seller, Purchaser and the U.S. government (the “Novation Agreement”). The parties agree and acknowledge that following the Closing, the assets necessary to perform the Assumed Contract will have been transferred to the exclusive control of Purchaser. Subsequent to the Closing:

(a) Each party shall, at its own expense, provide each other party and the U.S. federal government any and all assistance reasonably requested to effect and consummate the Novation;

(b) All obligations of Seller (accrued post-Closing) under the Novation Contract shall be performed by Purchaser in the name of, and if necessary, as a subcontractor to, Seller until the consummation of the Novation, including full execution of the Novation Agreement;

(c) Seller shall endorse and submit each invoice under the Novation Contract (an “Invoice”) to the applicable federal government authority (i) in a timely fashion in accordance with the terms of the Novation Contract and its past practices, as applicable, and (ii) with the disclosure to the contracting officer that the work was performed by Seller’s former assets now under the control of Purchaser. Seller shall not include any additional mark-up, overhead, or other general and administrative expenses under the Novation Contract in any Invoice; and

(d) All payments sent by government authority to Seller with respect to performance of the Novation Contract subsequent to the Closing Date shall be paid by Seller to Purchaser within ten (10) days following receipt of such payment, without set off or deduction.

Section 5.3 Certain Additional Covenants.

(a) Tax Matters. Any taxes levied with respect to the Acquired Assets for a taxable period that includes but does not end on the Closing Date shall be apportioned between Seller and Purchaser based on the number of days of such taxable period up to and including the Closing Date and the number of days of such taxable period after the Closing Date. Seller shall pay the proportionate amount of such taxes that is attributable to the portion of the taxable period up to and including the Closing Date, and Purchaser shall pay the proportionate amount of such taxes that is attributable to the portion of the taxable period beginning the day after the Closing Date.

(b) Legal, Accounting and Other Expenses. Except as otherwise provided herein, Purchaser, on the one hand, and Seller, on the other hand, shall pay all of its own fees, costs and expenses (including those of their respective counsel, accountants, agents and representatives) incurred in connection with the authorization, preparation, negotiation, execution and performance of this Agreement.

(c) Cooperation in Litigation. In the event that a claim is asserted against Purchaser based in whole or in part on events or conditions occurring or existing in connection with, the ownership, possession, use or sale of the Acquired Assets on or prior to the Closing Date, Seller shall reasonably cooperate with Purchaser in the defense of any such claim, in addition to the extent Seller may otherwise be required to indemnify Purchaser pursuant to Section 6.1.

(d) Further Assurances. From time to time after the Closing Date, upon request of any other party and without further consideration, each party shall execute, acknowledge and deliver all such other documents and instruments of sale, assignment, conveyance and transfer and shall take all such other action reasonably required to affect the purposes of this Agreement. Should the U.S. government deny the Novation, then the parties shall execute and deliver such documents and instruments of assignment, conveyance and transfer as are necessary to return the Acquired Assets to Seller and refund Purchaser that portion of the Purchase Price paid to Seller pursuant to Section 2.2, in accordance with Section 7.1 below.

(e) Survival of Representations, Warranties, and Covenants. All representations and warranties, contained in this Agreement or in any other certificate or document delivered pursuant to this Agreement shall survive for a period of twelve (12) months following the Closing. All covenants and obligations under this Agreement or in any certificate or document delivered pursuant to this Agreement to be performed after the Closing Date shall survive following the Closing Date until performed or waived in accordance with this Agreement.

SECTION 6. INDEMNITY.

Section 6.1 Seller Indemnity Obligation.

(a) From and after the Closing Date, Seller shall indemnify, defend and hold harmless Purchaser and its members, directors, officers, managers, employees, agents, partners, representatives and successors and assigns (collectively, “Purchaser Indemnitees”) from, against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorney’s fees (“Losses”), actually suffered or sustained by any Purchaser Indemnitee, which arises out of any breach of, or failure by Seller to perform, any of Seller’s covenants or agreements in this Agreement.

(b) Without limiting the generality of Section 6.1(a), from and after the Closing Date, Seller shall indemnify, defend and hold harmless Purchaser Indemnitees from, against and in respect of any Excluded Liabilities for which any Purchaser Indemnitee is alleged to be or actually becomes liable by operation of law or pursuant to the Novation in accordance with Section 5.2.

Section 6.2 Purchaser Indemnity Obligation.

(a) From and after the Closing Date, Purchaser shall indemnify, defend and hold harmless Seller and its members, directors, officers, managers, employees, agents, partners, representatives and successors and assigns (collectively, “Seller Indemnitees”) from, against and in respect of any and all Losses actually suffered or sustained by any Seller Indemnitee, arising out of any breach of, or failure by Purchaser to perform, any of Purchaser’s covenants or agreements in this Agreement.

(b) Without limiting the generality of (a), from and after the Closing Date, Purchaser shall indemnify, defend and hold harmless Seller Indemnitees from, against and in respect of any Assumed Liabilities for which any Seller Indemnitee is alleged to be or actually becomes liable by operation of law or pursuant to the Novation in accordance with Section 5.2.

SECTION 7. REMEDIES.

Section 7.1 Unwind. In the event that Seller are unable to transfer, assign or novate to Purchaser, and Purchaser is otherwise unable to become a party to or to obtain the benefits conferred by the Assumed Contract (the “Denied Assets”) within twelve (12) months from the Closing Date (the “Unwind Election Date”), then each of the parties shall have the right to unwind the transactions consummated pursuant to this Agreement with respect to the Denied Assets, upon written notice sent in accordance with Section 8.10 to the other parties following the Unwind Election Date; such election may be made for a period of up to one (1) month after the Unwind Election Date, unless the parties mutually agree in writing to extend such period. In connection therewith, Purchaser and Seller shall cooperate to promptly transfer the Denied Assets back to Seller by taking such actions as may be deemed necessary by the parties including, but not limited to, executing required instruments of conveyance, refunding the Purchase Price actually paid to Seller with respect to the Denied Assets, obtaining consents or waivers to assign or transfer the Denied Assets back to Seller, and taking such other actions as may be reasonably necessary.

SECTION 8. MISCELLANEOUS.

Section 8.1 Amendments, Modifications and Waivers.

(a) This Agreement may not be amended or modified, nor may any provision hereof be waived, except pursuant to an instrument in writing signed by the parties hereto, or, in the case of waiver, by the party to which the subject obligation was owed.

(b) No failure or delay on the part of any party in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege.

Section 8.2 Remedies. All rights and remedies existing under this Agreement or otherwise are cumulative and not exclusive of any other rights or remedies available.

Section 8.3 Severability. If any one or more of the provisions of this Agreement shall be determined to be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired; provided, however, that in any such case the parties agree to use their best efforts to achieve the purpose of the invalid provision by a new legally valid provision.

Section 8.4 Entire Agreement. This Agreement and the schedules and exhibit hereto are intended by the parties as the final expression of their agreement with respect to the subject matter hereof and supersede all prior negotiations by and between the parties with respect to the subject matter hereof.

Section 8.5 Assignment. Except pursuant to a merger, consolidation or reorganization of a party or the transfer of all or substantially all of a party’s assets, neither this Agreement nor any rights or obligations hereunder are assignable in whole or in part by any party without the prior written consent of the other parties.

Section 8.6 Counterparts. This Agreement may be executed and delivered by facsimile, scanned portable document format (.pdf) or other electronic signature and in one or more counterparts, each of which shall, when executed, be deemed an original, and all of which, taken together, shall constitute one and the same agreement.

Section 8.7 Benefit of Agreement. This Agreement shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and shall not be construed to confer any right or benefit, direct or indirect, upon any other person.

Section 8.8 Governing Law. This Agreement shall be interpreted and construed according to, and governed by, the laws of the State of Texas, excluding any such laws that might direct the application of the laws of another jurisdiction. Any disputes arising out of this Agreement shall be brought in the appropriate state or federal court within the State of Texas.

Section 8.9 Confidentiality. Each of the parties agrees to keep the existence and terms of this Agreement completely confidential and shall not disclose such terms except: (i) as required to the U.S. government in pursuance of the Novation, (ii) as may be required by law or legal process, (iii) as necessary to enforce its terms, or (iv) a party’s respective legal, financial and tax advisors, provided that each such individual agrees not to reveal such information further. In addition, for the avoidance of doubt, any confidential information of Seller related to the Acquired Assets or the Assumed Contract shall be deemed to be confidential information of Purchaser from and after the Closing, and Seller may not use or disclose such confidential information without the prior written consent of Purchaser.

Section 8.10 Notices. All notices, requests, demands, claims and other communications required or permitted to be given hereunder shall be (i) in writing, (ii) delivered by electronic mail (with receipt personally confirmed by telephone or email), personal delivery, nationally-recognized overnight courier service or certified mail, postage prepaid, return receipt requested, (iii) deemed to have been given on the date emailed with receipt confirmed, the date of personal delivery, or the date of delivery as set forth in the records of the delivery service or the return receipt, and (iv) addressed to the intended recipient at the address specified in the opening paragraph of this Agreement or to such other recipient(s) or address(es) as may be designated by any party pursuant to written notice to the other parties.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

SELLER:

ROTHE ENTERPRISES, INC.

By:	/s/ Karen K. Wheeler-Hall
Name:	Karen K. Wheeler-Hall
Title:	Chairman of the Board

PURCHASER:

QTS REI JV, LLC

By: Qualified Technical Services, Inc., its Managing Venturer

By:	/s/ John Owens
Name:	John Owens
Title:	General Manager

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

EXHIBIT A

Bill of Sale, Assignment and Assumption Agreement

This Bill of Sale, Assignment and Assumption Agreement (this “ Agreement”), is effective as of this 31st day of December, 2025, by and among Rothe Enterprises, Inc., a Texas corporation (“Assignor”) and QTS Rothe JV, LLC, a Texas limited liability company (“Assignee”), pursuant to that certain Asset Purchase Agreement, made and entered into as of the date hereof, by and among Assignee and Assignor (the “Purchase Agreement”). Capitalized terms used, but not otherwise defined, in this Agreement shall have the meanings assigned to them in the Purchase Agreement.

RECITALS

A. Pursuant to the terms and conditions in the Purchase Agreement, Assignor has agreed to sell, assign, and transfer to Assignee, and Assignee has agreed to purchase and acquire from Assignor, the Acquired Assets and the Assumed Liabilities.

B. Assignor and Assignee desire to enter into this Agreement for the purpose of assigning, selling and transferring to Assignee, all of Assignor’s right, title, interest in, to and under the Acquired Assets, as well as the Assumed Liabilities.

NOW THEREFORE, for and in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Assignment of Acquired Assets. Assignor hereby assigns, grants, conveys, transfers and delivers to Assignee, and Assignee hereby receives and accepts, all of Assignor’s right, title and interest in, to and under the Acquired Assets, including the Assumed Contract, free and clear of any and all Liens.

2. Assumption of Assumed Contract and Assumed Liabilities. Assignee hereby accepts this foregoing assignment, grant, conveyance and transfer of the Acquired Assets, including the Assumed Contract, and assumes and agrees to timely pay, perform and discharge when due the Assumed Liabilities.

3. Further Assurances. At any time, from time to time after the date hereof, at Assignee’s request and without further consideration, Assignor shall execute and deliver to Assignee such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Assignee may reasonably deem necessary or desirable in order to more effectively transfer, convey, and assign to Assignee, and to confirm and perfect the foregoing assignment and Assignee’s title to all of the Acquired Assets and the Assumed Contract, and, to the fullest extent permitted by law, to put Assignee in actual possession and operating control of the Acquired Assets and the Assumed Contract and to assist Assignee in exercising all rights with respect thereto.

4. Controlling Agreement. In the event of a conflict or inconsistency between this Agreement and the Purchase Agreement, the Purchase Agreement shall govern and control.

5. Amendment. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Assignee and Assignor.

6. Severability. If any one or more of the provisions of this Agreement shall be determined to be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired; provided, however, that in any such case the parties agree to use their best efforts to achieve the purpose of the invalid provision by a new legally valid provision.

7. Governing Law and Jurisdiction. This Agreement shall be interpreted and construed according to, and governed by, the laws of the State of Texas, excluding any such laws that might direct the application of the laws of another jurisdiction. Any disputes arising out of this Agreement shall be brought in any appropriate state or federal court within the State of Texas.

8. Counterparts. This Agreement may be executed and delivered by facsimile, scanned portable document format (.pdf) or other electronic signature and in one or more counterparts, each of which shall, when executed, be deemed an original, and all of which, taken together, shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have duly executed this Bill of Sale, Assignment and Assumption Agreement as of the date first above written.

ASSIGNOR:

ROTHE ENTERPRISES, INC.

By:	/s/ Karen K. Wheeler-Hall
Name:	Karen K. Wheeler-Hall
Title:	Chairman of the Board

ASSIGNEE:

QTS REI JV, LLC

By: Qualified Technical Services, Inc., its Managing Venturer

By:	/s/ John Owens
Name:	John Owens
Title:	General Manager

Signature Page to Bill of Sale, Assignment and Assumption Agreement

SCHEDULE 1.1

Acquired Assets

Tangible Property

NOT APPLICABLE

Assumed Contract

Contract No.	Type	Contracting Office	Total Dollar Value	Apprx. Remaining Unpaid Balance
Contract No. 47QRCA24DH073	IDIQ	Beverly Machinist General Service Administration 1800 F St. NW Washington, D.C. 20405 P: (229) 274-3182 E: Beverly.Machinist@gsa.gov	N/A	N/A

SCHEDULE 4.1(i)

Required Consent

The following contracts are subject to novation under FAR Subpart 42.12.

Contract No.	Type	Contracting Office	Total Dollar Value	Apprx. Remaining Unpaid Balance
Contract No. 47QRCA24DH073	IDIQ	Beverly Machinist General Services Administration 1800 F St. NW Washington, D.C. 20405 P: (229) 274-3182 E: Beverly.Machinist@gsa.gov	N/A	N/A

SCHEDULE 5.2

Novation Contract

Contract No.	Type	Contracting Office	Total Dollar Value	Apprx. Remaining Unpaid Balance
Contract No. 47QRCA24DH073	IDIQ	Beverly Machinist General Services Administration 1800 F St. NW Washington, D.C. 20405 P: (229) 274-3182 E: Beverly.Machinist@gsa.gov	N/A	N/A